Free Writing Prospectus
Filed under Rule 433
Registration Statement Nos. 333-136826
333-136826-01
333-136826-02

Turquoise Card Backed Securities PLC

Issue of $440,000,000 principal amount of Series 2007-1, Class A Notes
$27,500,000 principal amount of Series 2007-1, Class B Notes
$32,500,000 principal amount of Series 2007-1, Class C Notes under the $10,000,000,000 Turquoise Card Backed Securities Medium Term Note Programme
of which $3,000,000,000 has been registered with the United States
Securities and Exchange Commission (the ‘‘SEC’’)
(ultimately backed by trust property in the Turquoise Receivables Trust)
(the ‘‘Notes’’)

The depositor, Turquoise Funding 1 Limited, (the ‘‘Depositor’’), has filed a registration statement (including a prospectus), Registration Nos. 333-136826, 333-136826-01, and 333-136826-02 (the ‘‘Registration Statement’’), with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that Registration Statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, the arranger or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-811-8049 or by emailing Edward O’Toole at edward.o’toole@us.hsbc.com.

The following terms of the Notes and the related transaction documents have been determined:

Issuer	Turquoise Card Backed Securities plc
The Issuer will issue:	Class A Notes	Class B Notes	Class C Notes
Principal Amount :	$440,000,000	$27,500,000	$32,500,000
Interest Rate:	1 month LIBOR + 0.04%	5.53%	1 month LIBOR + 0.37%
Interest Payment Dates:	On the 15th day of each month, in each case subject to adjustment for non-Business Days. The first interest payment date will be 15 August 2007.	On the 15th day of each month, in each case subject to adjustment for non-Business Days. The first interest payment date will be 15 August 2007.	On the 15th day of each month, in each case subject to adjustment for non-Business Days. The first interest payment date will be 15 August 2007.
Scheduled Redemption Date:	15 June 2010	15 June 2010	15 June 2010
Final Redemption Date:	15 June 2012	15 June 2012	15 June 2012
Price to public:	$440,000,000 (or 100%)	$27,494,687 (or 99.98068%)	$32,500,000 (or 100%)
Underwriting fee:	$770,000 (or 0.175%)	$56,375 (or 0.205%)	$98,313 (or 0.3025%)
Proceeds to Sponsor:	$440,000,000 (or 100%)	$27,494,687 (or 99.98068%)	$32,500,000 (or 100%)
Initial Principal Balance:	$440,000,000	$27,500,000	$32,500,000
Initial Principal Balance — % of Total	88%	5.5%	6.5%
Anticipated Ratings:	Aaa/AAA	A1/A	Baa2/BBB
Rating Agencies:	Moody’s/Standard & Poor’s	Moody’s/Standard & Poor’s	Moody’s/Standard & Poor’s
Issue Date:	28 June 2007	28 June 2007	28 June 2007

Issuer	Turquoise Card Backed Securities plc
Issue Price:	100%	99.98068%	100%
Net Proceeds:	$440,000,000	$27,494,687	$32,500,000
Specified Currency:	The Class A Notes are to be denominated in U.S. Dollars	The Class B Notes are to be denominated in U.S. Dollars	The Class C Notes are to be denominated in U.S. Dollars
Minimum Denomination:	$100,000	$100,000	$100,000
Specified Denomination(s):	$100,000 and amounts in excess thereof which are integral multiples of $10,000	$100,000 and amounts in excess thereof which are integral multiples of $10,000	$100,000 and amounts in excess thereof which are integral multiples of $10,000
Fixed or Floating Designation:	Floating	Fixed	Floating
External Credit Enhancement:	None	None	None
Initial Rate (if applicable):	N/A	N/A	N/A
Margin:	0.04%	N/A	0.37%
LIBOR:	1 month	N/A	1 month
LIBOR (in the case of the first interest period):	A rate created by linear interpolation of one-month LIBOR and two-month LIBOR	N/A	A rate created by linear interpolation of one- month LIBOR and two- month LIBOR
Day Count Fraction(s):	Actual/360	30/360	Actual/360
Interest Commencement Date:	28 June 2007	28 June 2007	28 June 2007
Interest Rate Calculations:	Condition 7(b)	Condition 7(h)	Condition 7(b)
Listing:	London	London	London
Additional Business Centre:	London, New York, NY, Jersey Channel Islands	London, New York, NY, Jersey Channel Islands	London, New York, NY, Jersey Channel Islands
Additional Financial Centre:	London, New York, NY, Jersey Channel Islands	London, New York, NY, Jersey Channel Islands	London, New York, NY, Jersey Channel Islands
Expenses Loan Amount:	£1,019,000
Swap Counterparty:	HSBC USA Inc.	HSBC USA Inc.	HSBC USA Inc.
Subordination:	Class B Notes and Class C Notes	Class C Notes	N/A
Clearing and Settlement:	DTC	DTC	DTC
Business Day Convention:	Modified Following Business Day Convention (as defined in Condition 2)	Modified Following Business Day Convention (as defined in Condition 2)	Modified Following Business Day Convention (as defined in Condition 2)
Estimated total expenses related to admission to trading:	£100 for Class A Notes tranche	£100 for Class B Notes tranche	£100 for Class C Notes tranche
ERISA Eligibility:	Yes	Yes	Yes

Loan Note Supporting Series

Designation for the purposes of the Security Trust Deed:	Series 2007-1

Issuance Date:	28 June 2007

Initial Principal Amount:	£250,941,029

Loan Note Interest Payment Date:	On the 15th day of each month, in each case subject to adjustment for non-Business Days.

Loan Note First Interest Payment Date:	The first interest payment date will be 15 August 2007.

Loan Note Interest Period:	One month, providing that the first Loan Note Interest Period shall start on 28 June 2007 and shall end of 15 August 2007.

Required Reserve Amount:	£1,104,140.53

Series Scheduled Redemption Date:	15 June 2010

Series Termination Date:	15 June 2012

Additional Early Redemption Events:	None

Listing:	None

Initial Investor Interest:	£250,941,029

Class A Initial Investor Interest:	£220,825,105

Class B Initial Investor Interest:	£13,801,757

Class C Initial Investor Interest:	£16,311,167

Series Investor Interest Supporting Loan Note

Designation for the purposes of the Receivables Trust Deed Supplement:	Series 2007-1

Issuance Date:	28 June 2007

Initial Principal Amount:	£250,941,029

First Interest Payment Date:	15 August 2007

Class A LN Rate:	One month GBP LIBOR + 0.0669%

Class B LN Rate:	One month GBP LIBOR + 0.1945%

Class C LN Rate:	One month GBP LIBOR + 0.4495%

Series Scheduled Redemption Date:	15 June 2010

Controlled Deposit Amount:	£20,911,752.40

Series Termination Date:	15 June 2012

Additional Early Redemption Events:	None

Series Initial Investor Interest:	£250,941,029

Controlled Accumulation Period Commencement Date:	The Controlled Accumulation Period Commencement Date in respect of Series 2007-1 Investor Interest will be the first Business Day of June 2009 provided, however, that if on the first Business Day of the Controlled Accumulation Period, length is determined to be less than 12 months, the Revolving Period may be extended and the start of the Controlled Accumulation Period will be postponed. The Controlled Accumulation Period will, in any event, begin no later than the first Business Day of May 2010.

Spread Account Percentage

Quarterly Excess Spread Percentage	Spread Account Percentage
on a given date is:	on same date will be:
above 4.5 per cent.	0 per cent.
above 4.0 per cent. but equal to or below 4.5 per cent.	1.5 per cent.
above 3.0 per cent. but equal to or below 4.0 per cent	3.5 per cent.
above 2.0 per cent. but equal to or below 3.0 per cent.	4.0 per cent.
equal to or below 2.0 per cent.	4.5 per cent.
Additional Dealers: HSBC Bank plc, HSBC Securities (USA) Inc., Banc of America Securities LLC and J.P. Morgan Securities Inc.
Stabilising Manager: HSBC Bank plc
Additional Selling Restrictions: None

Dealers	Principal Amount of Class A Notes Agreed to Purchase	Principal Amount of Class B Notes Agreed to Purchase	Principal Amount of Class C Notes Agreed to Purchase	Aggregate Amount Agreed to Purchase
HSBC Bank plc	$396,000,000	$27,500,000	$32,500,000	$456,000,000
J.P. Morgan Securities Inc.	$22,000,000	$0	$0	$22,000,000
Banc of America Securities LLC	$22,000,000	$0	$0	$22,000,000
Total:	$440,000,000	$27,500,000	$32,500,000	$500,000,000
Net Proceeds:	$440,000,000	$27,494,687	$32,500,000
Gross Proceeds of the Notes:	$500,000,000
Estimate of Total Fees and Commissions on the Issue of the Notes:	£1,019,000

SEC Registered Notes	Class A Notes	Class B Notes	Class C Notes
ISIN	US90042PCC77	US90042PCD50	US90042PCE34
CUSIP	90042PCC7	90042PCD5	90042PCE3